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            Contacts: Investment Community    Media
                      Steve Dalberth          P.Y. Rockingham
                      Sunbeam Corporation     Sunbeam Corporation
                      (561) 912-4800          (561) 912-4179

                       COURT APPROVES SUNBEAM'S REQUEST TO
                            PAY VENDORS AND EMPLOYEES

            Operating Businesses Move Forward with Business as Usual

                    Pre-Reorganization Obligations to Vendors
     Who Continue to Provide Goods or Services to Operating Businesses to be
                       Paid in Ordinary Course of Business

             Approval Granted for Access to Financing Facilities to
                        Fund Normal Operations Worldwide

Boca Raton, FL, February 6, 2001 - Sunbeam Corporation (NYSE: SOC) announced today that the U.S. Bankruptcy Court in the Southern District of New York has approved the Company's request to pay in the ordinary course of business its pre-filing obligations to all vendors who continue to provide goods or services to its operating businesses on normal trade terms. The Company also said, as in all chapter 11 cases, post-petition obligations to vendors, employees and others will be honored and satisfied in the normal course of business without the need to obtain court approval.

Sunbeam's operating businesses are moving forward with business as usual. Sunbeam's operating businesses include Sunbeam Products, which conducts the Household and Health businesses, The Coleman Company, Coleman Powermate, Inc., and First Alert, Inc. The international subsidiaries are not parties to the chapter 11 reorganization cases and are not affected by them.

Sunbeam announced earlier that the Company reached agreement with its bank lenders to reorganize its debt and certain other obligations and filed voluntary petitions for itself and substantially all its domestic operating subsidiaries under chapter 11 of the U.S. Bankruptcy Code.

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Other relief approved by the Court includes:

     o Interim approval to immediately access $200 million of the $285 million line of credit provided by Sunbeam's banks.
     o Approval of a commitment from GE Capital Corporation for a $200 million accounts receivable financing program for Sunbeam's domestic businesses.

The total financing made available to the Company today by the Court amounts to $400 million, which the company expects to be more than adequate to continue to conduct business as usual in all its operating businesses. Upon the Court's final approval of the total facility provided by Sunbeam's banks, the combination of the $285 million line of credit from Sunbeam's banks - Bank of America, First Union and Morgan Stanley - and a commitment from GE Capital Corporation for a $200 million accounts receivable financing program for Sunbeam's domestic businesses will provide the Company with a total of $485 million that will be available to the operating businesses to fund normal operations worldwide.

The Company expects that there will be no interruption in production or distribution. Sunbeam continues to be committed to, and fully in support of, all sales plans and programs with its retailers. Sunbeam employees, worldwide, will not experience any change in their job status or the work they do. Employee compensation and benefits will continue without interruption. The Company does not anticipate any reductions in workforce or plant closings as a result of the chapter 11 reorganization. Sunbeam's management team is committed to lead the company through the reorganization process and beyond.

The Company's proposed chapter 11 plans of reorganization for Sunbeam and its operating subsidiaries and affiliates contemplate converting the existing bank debt into term debt, convertible debt and equity interests in the reorganized Sunbeam. The chapter 11 plans also contemplate the discharge of all of the Company's securities-related litigation and bondholder debt. The chapter 11 plans are supported by the holders of the bank debt (approximately $1.7 billion). Sunbeam expects that the reorganized Company and its operating subsidiaries and affiliates will emerge from chapter 11 in six to nine months.

Jerry W. Levin, Chairman and Chief Executive Officer of Sunbeam, said, "This is positive news for Sunbeam, our employees and trade partners. We've worked very hard to present to the court a plan for reorganization that would minimize any disruption to the production and distribution of our products, and this is a good first step in that direction. We will be conducting business as usual at our operating businesses as we continue to work with the court and our lenders to reorganize the Company over the next several months."

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Mr. Levin said, "The financial tools and reorganization process are being put in place to make sure Sunbeam continues to be a great branded consumer products company. Freed from its burden of debt and securities-related litigation that have held the Company back for years, Sunbeam will have the ability to grow and prosper again and provide more and better opportunities for our employees and the many companies we work with, across America and around the globe."

About Sunbeam
Sunbeam Corporation is a leading consumer products company that designs, manufactures and markets, nationally and internationally, a diverse portfolio of consumer products under such world-class brands as Sunbeam(R), Oster(R), Grillmaster(R), Coleman(R), Mr. Coffee(R), First Alert(R), Powermate(R),
Health o meter(R) and Campingaz(R).

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